Exhibit No. 10.47

ADVANCED PHOTONIX, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
(amended and restated as of March 6, 2009)

The Advanced Photonix, Inc. Executive Incentive Compensation Plan (the “Plan”) is adopted by Advanced Photonix, Inc., a Delaware corporation (the “Company”).

1. Purpose of the Plan.

The purpose of this Plan is to motivate certain designated employees of the Company to achieve strategic business objectives and to sustain high levels of performance by tying a significant portion of their compensation to the achievement of the Company’s financial goals and pre-established strategic objectives.

2. Definitions.

2.1. “Bonus” has the meaning set forth in Section 4.1.

2.2. “Bonus Opportunity” has the meaning set forth in Section 4.4.

2.3. “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.4. “EBIT Percentage” means a percentage computed by dividing (i) net income plus (a) interest expense and (b) income taxes, as each such amount is reported on the Company’s audited or, if the Committee so determines, unaudited Consolidated Statement of Operations for such Fiscal Year (but, in the case of each of the amounts described in clauses (a) and (b), only to the extent such amount was deducted in computing net income for such Fiscal Year), by (ii) Sales. In the sole discretion of the Committee, EBIT Percentage may also be adjusted by adjusting net income to eliminate (i) the costs of acquiring an ownership interest in any entity during such Fiscal Year, (ii) the operating results of such acquired entities for such Fiscal Year, (iii) losses on the impairment of intangible assets or goodwill, (iv) deductions relating to depreciation and amortization and (v) stock-based compensation expense (but, in the case of each of the amounts described in clauses (i) through (v), only to the extent such amount was taken into account in arriving at net income for such Fiscal Year). In addition to the foregoing, in the sole discretion of the Committee, EBIT Percentage may also be adjusted to account for the amount, if any, by which the aggregate amount accrued for payment of Bonuses to all Participants for such Fiscal Year exceeds or is less than the actual amounts of Bonus to be paid to all Participants for such Fiscal Year.

2.5. “EBIT Percentage Targets” has the meaning set forth in Section 4.2.

2.6. “Eligible Salary” means, for each Participant for any Fiscal Year, the amount of such Participant’s annual base compensation (determined as of the first day of such Fiscal Year or, if the Committee subsequently approves any increase or increases in such compensation during the first six months of such Fiscal Year, the first day the last such increase is effective) as shown on the Company's payroll records.

2.7. “Exchange” means the NYSE Amex or such other nationally-recognized securities exchange on which the Company’s stock is then listed.

2.8. “Executive Employees” means, with respect to any Fiscal Year, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Technology Officer and any other executive officer of the Company designated by the Committee.

2.9. “Fiscal Year” means the fiscal year of the Company. Fiscal years are referred to in terms of the calendar year in which the last day of the fiscal year occurs. Thus, for example, “Fiscal Year 2008” refers to the Fiscal Year ending on or about March 31, 2008.

2.10. “Matrix” has the meaning set forth in Section 4.2.

2.11. “Mid-Year Participant” has the meaning set forth in Section 3.1.

2.12. “Participant” has the meaning set forth in Section 3.1.

2.13. “Payment Date” has the meaning set forth in Section 5.

2.14. “Plan” means this Advanced Photonix, Inc. Executive Incentive Compensation Plan.

2.15. “Sales” means net sales of the Company as such amount is reported on the Company’s audited or, if the Committee so determines, unaudited Consolidated Statement of Operations for such Fiscal Year.

2.16. “Sales Targets” has the meaning set forth in Section 4.2.

3. Eligibility to Participate In the Plan.

3.1. Each person who is an Executive Employee on the first day of the Fiscal Year shall be entitled to participate in the Plan for that Fiscal Year, In addition, prior to the beginning of each Fiscal Year, the Chief Executive Officer of the Company may recommend to the Committee other executive officers of the Company for participation in the Plan with respect to such Fiscal Year. No later than six (6) months after the beginning of any Fiscal Year, the Chief Executive Officer may also recommend to the Committee for participation in the Plan any person who was not an Executive Employee as of the beginning of such Fiscal Year but who is an Executive Employee at the time of such recommendation (a “Mid-Year Participant”). In either of such cases, the Committee, in its sole discretion, will designate from among such recommendations those persons who will be entitled to participate in the Plan for such Fiscal Year. Each person who participates in the Plan with respect to a Fiscal Year will be referred to herein as a “Participant”).

3.2. Notwithstanding that a person may be a Participant with respect to a Fiscal Year, such person will not be entitled to a Bonus under the Plan if such person is not employed by the Company on the Payment Date relating to such Bonus, and any Bonus otherwise payable to such person in accordance with Section 4 will instead be forfeited. For purposes of this Section 3.2, (i) an employee of the Company who is receiving short-term disability payments on the Payment Date will be treated as employed by the Company on such Payment Date; and (ii) an employee of the Company who is receiving long-term disability payments or who is receiving salary from the Company only as part of a severance arrangement or plan entered into prior to the Payment Date will not be considered to be employed by the Company on the Payment Date.

4. Determination of Bonus.

4.1. Each Participant will be eligible to earn a bonus for the Fiscal Year (the “Bonus”) in an amount not to exceed two times such Participant’s Bonus Opportunity. The amount of the Bonus will be dependent upon the combination of the EBIT Percentage Target and the Sales Target attained by the Company.

4.2. Prior to the beginning of each Fiscal Year the Committee will establish, based upon the recommendation of the Chief Executive Officer, targets for EBIT Percentage and Sales for the ensuing Fiscal Year (the “EBIT Percentage Targets” and “Sales Targets”, respectively) and the applicable percentages of Bonus Opportunity related to the Company’s attainment of such targets. The EBIT Percentage Targets and the Sales Targets will be set forth in a matrix (the “Matrix”) in which (i) the EBIT Percentage Targets will be set forth in the far left column, with the highest EBIT Percentage Target in the top row and the balance of the EBIT Percentage Targets in descending order in the rows below and (ii) the Sales Targets will be set forth in the heading row, with the highest Sales Target in the far right column and the balance of the Sales Targets in descending order in the columns moving from right to left. The applicable percentage of the Bonus Opportunity to be earned will be set forth at the intersection of the highest EBIT Percentage Target and the highest Sales Target that has been equaled or exceeded by the Company for such Fiscal Year. The Committee will distribute to each Participant a copy of the Matrix as soon as practicable after establishment under this Section 4.2.

4.3. At such time as the Company issues its audited financial statements for the Fiscal Year, the Committee will, based thereon, determine which EBIT Percentage Targets and Sales Targets, have been met and, as a result, the applicable percentage of each Participant’s Bonus Opportunity that was earned for the Fiscal Year. The Committee may, alternatively, make such determinations based upon the Company’s unaudited financial statements for the applicable Fiscal Year, provided that, upon issuance by the Company of its audited financial statements for such Fiscal Year, the Committee shall again make such determinations and, to the extent there is a difference between the determinations based on audited financial statements and those based on unaudited financial statements, any shortfall shall be promptly paid to the Participants and any excess shall be promptly refunded to the Company by the Participants. If, for any Fiscal Year, Sales do not fall within any Sales Target and/or EBIT Percentage does not fall within any EBIT Percentage Target in the Matrix, the Committee will determine, after consultation with the Chief Executive Officer and such other personnel as the Committee may deem appropriate, whether and to what extent each Participant will earn a percentage of his or her Bonus Opportunity for the Fiscal Year. As soon as practicable after the end of the Fiscal Year, but in no event later than the last day of the calendar year in which the Fiscal Year ends, the Committee will issue its report or reports setting forth the Bonus payable to each Participant for such Fiscal Year. Subject to the provisions of Sections 3.2 and 4.3, the Participant will be entitled to receive the Bonus for the Fiscal Year as so determined.

4.4. For purposes of this Section 4, the term “Bonus Opportunity” for any Participant and any Fiscal Year means an amount equal to that percentage (as determined by the Committee) of the Participant’s Eligible Salary. For Fiscal Year 2008, the Bonus Opportunity for the Chief Executive Officer will be 50% and the Bonus Opportunity for each of the Chief Financial Officer and Chief Technology Officer will be 35%.

5. Payment of Bonus; Payment in Restricted Stock.

5.1 Subject to Section 3.2, the Bonus payable for any Fiscal Year under the Plan will be paid in the form, as determined in the sole discretion of the Committee, of (i) cash; (ii) a grant of restricted stock issued under any of the Company’s equity incentive plans then in effect and subject to the terms and conditions thereunder (“Restricted Stock”); or (iii) a combination of cash and Restricted Stock, provided that all Bonuses paid under the Plan with respect to any Fiscal Year shall be allocated between cash and Restricted Stock in the same proportion . Bonuses shall be paid concurrently with issuance of the Committee’s report, as described in Section 4.3, relating to the Bonuses payable with respect to such Fiscal Year and, in any event, such payment will be made no later than on the last day of the calendar year in which such Fiscal Year ends. The date of actual payment of the Bonus with respect to any Fiscal Year is referred to as the “Payment Date”. A copy of the applicable Company equity incentive plan will be made available to each Participant in connection with any Bonus payable, in whole or in part, in Restricted Stock.

5.2 In the event the Committee determines to pay all or a portion of the Bonus in Restricted Stock, the number of shares of Restricted Stock comprising such Bonus amount shall be determined by dividing such Bonus amount by the price per share of Restricted Stock based on the mean between the highest and lowest selling prices of the Company’s stock on the Exchange on the trading day immediately preceding the Payment Date. No fractional shares will be issued with respect to any Bonus amount, and cash payment will be made in lieu thereof. Restricted Stock granted hereunder shall vest and become non-forfeitable on the date that is three months after the Payment Date, provided that all such shares will immediately vest and become non-forfeitable in the event that a Participant ceases to be employed by the Company or its subsidiary for any reason other than termination of employment by such Participant at will or by the Company or its subsidiary for cause. Each grant of Restricted Stock shall be subject to such other terms and conditions as evidenced by an agreement to be executed by the Participant in such form as the Committee shall from time to time approve.

6. Administration.

The Plan will be administered by the Committee, which will have plenary authority to take all action in connection with the Plan as it deems advisable or necessary. The interpretation, construction and administration of the Plan by the Committee and the Committee’s decisions with respect to the awarding and the amount of any Bonus hereunder will be binding and conclusive on the Company and the Participants.

7. No Right of Employment.

No Participant will have any right to continued employment with the Company by virtue of his participation in the Plan. No employee of the Company will have any right to participate in the Plan except as stated herein.

8. No Alienation.

No Participant will have any right to pledge, transfer, assign or otherwise alienate his right to receive any payment under the Plan except pursuant to an order of a court of competent jurisdiction.

9. Amendment.

The Board of Directors of the Company will have the right to amend the Plan at any time and from time to time (including the right to terminate the Plan) except that no such amendment of the Plan will adversely affect the right of any Participant to receive a Bonus under the Plan with respect to any Fiscal Year that has ended prior to the date of such amendment.

10. Choice of Law.

The interpretation, enforceability and validity of the Plan, and all rights hereunder, will be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

11. Tax Withholding.

All payments to be made to a Participant under the Plan will be subject to all required withholding of federal, state and local income and employment taxes.